Exhibit 99.1

RiceBran Technologies Reports Q2 2018 Financial Results and Provides Business Updates

The Woodlands, TX – August 2, 2018 – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (the “Company” or “RBT”), a global leader in the production and marketing of value added products derived from rice bran, announced today the Company’s financial results for the second quarter ended June 30, 2018.

“We are making progress on many fronts positioning RiceBran Technologies for substantial growth,” said Brent Rystrom, Chief Operating Officer and Chief Financial Officer.  “We are pleased with our new bran supply agreement with Golden Ridge Rice Mills, which will provide our first source of supply from Arkansas, the largest rice producing state in the country.  This agreement also provides us the option to acquire Golden Ridge Rice Mills, which we believe could be a transformational event for RBT and our shareholders by enabling us to substantially improve our supply chain management capabilities through outright control of a major source of bran supply and could position us for many other product and growth opportunities.  We are excited by the progress of our sales team and their development of our sales pipeline, and our efforts to improve and expand bran supply emboldens our confidence that we can deliver on growth.  And our balance sheet remains in strong position to fund our transition to growth.”

Business Highlights:

•
Revenue in the second quarter totaled $3.2 million, better than our updated guidance but below our original expectations for the period.  Net loss of $(2.2) million and adjusted EBITDA of $(1.8) million in the second quarter of 2018 compared to net loss of $(1.2) million and adjusted EBITDA of $(1.3) million in the same period in the prior year.  Both revenue and margins were negatively impacted during the second quarter by the loss of production at our Mermentau, LA facility starting in mid-April, which limited our ability to grow the business and caused us to ship more from our California facilities at much higher freight costs.  In addition, gross margin was negatively impacted by reduced production at our Dillon, MT facility due to a large Cap Ex project related to attaining plant certification and an increase of approximately 37.9% in raw bran prices.

•
Our balance sheet remains liquid and strong.  We received $3.9 million of proceeds from warrant exercises during the quarter, which more than offset cash burn from operations and helped to increase shareholders’ equity.  We ended the quarter with cash and cash equivalents of $7.7 million, debt of $14,000, and shareholders’ equity of $16.8 million.

•
We entered into a new rice bran supply agreement with Golden Ridge Rice Mills.  Golden Ridge Rice Mills will provide us with stabilized rice bran (SRB) from its location in Wynne, AR.  This agreement positions RBT to expand our sourcing capabilities into Arkansas, the largest rice producing state in the U.S.

•
We also secured an option to purchase Golden Ridge Rice Mills.  We believe that owning and operating rice mills and the related rice bran production facilities will be an important part of our future supply of SRB, in addition to working with our current rice mill partners.  It would also provide us substantial space to develop new products derived from SRB, an area of concentration for us where we see many growth opportunities.

•	We are excited by the anticipated growth in our sales pipeline and are working to add additional production capacity to our system to meet expected growth this year and next.

•	The Company now sees 2018 revenue of $14.0-$15.0 million. We expect modest revenue growth in the third quarter and more substantial growth in the fourth quarter.

“We made important progress during the quarter in both our system-wide certification efforts, and through the development of our relationship with Golden Ridge Rice Mills,” said Dr. Robert Smith, CEO and President.  “As our Mermentau operations resume production in the third quarter and we add production supplies from Golden Ridge Rice Mills, we believe we are well positioned to pursue accelerating growth.”

Highlights for the 2018 second quarter include:

•	Revenue of $3.2 million increased 1.7% from $3.1 million, driven mainly from food products. Growth in animal feed product revenue was limited by the production issues we experienced in Mermentau.

•
Gross profit margin declined 470 basis points, primarily due to the idling of our Mermentau plant, reduced production at Dillon due to a large Cap Ex project related to certification, higher raw rice bran costs, and higher freight costs related to supplying Mermentau customers from California.

•	SG&A increased 6% mainly due to higher sales costs, additional headcount in quality assurance and operations to support our certification, and higher professional fees.

•
Our financial condition improved during the quarter as a result of cash received from warrant exercises more than offsetting our net losses.  Our cash and cash equivalents and shareholders’ equity increased to $7.7 million and $16.8 million at June 30, 2018 compared to $5.1 million and $14.9 million, respectively, for those items at March 31, 2018.  We received $3.9 million of proceeds from warrant exercises during the quarter and Cap Ex totaled $1.1 million.

“We are excited about the sales pipeline we are developing and how we believe this will translate into substantial growth," said Brent Rystrom, Chief Operating Officer and Chief Financial Officer.  "We are confident that resumed production at Mermentau and our new supply starting from Golden Ridge Rice Mills positions us to pursue more substantial growth in the remainder of 2018 and beyond.   We expect revenue growth to accelerate sharply starting in the 2018 fourth quarter as we get the benefits of improved rice bran supplies catching up to our expanding sales pipeline.”

“Crop expectations are strong for California as well as near Mermentau, and favorable elsewhere.  We are hopeful that the larger crop will drive down raw rice bran prices as harvesting takes place in August-September,” Rystrom continued. “Adding new supply from Arkansas – the state that produces about half of the U.S. rice crop – should also help.  Raw rice bran prices in Arkansas have been considerably lower than our other operating locations.”

Guidance Updates:

•
RBT is lowering its 2018 annual revenue target to $14.0 million to $15.0 million from $16.0 million to reflect lower revenue in the second and third quarters due to the negative impact of the production losses we experienced in April-July at Mermentau leading to our decision to delay certain anticipated new customer additions until later in the year.

•
RBT expects adjusted EBITDA losses to improve in the third quarter from second quarter levels and expects a more considerable improvement in the fourth quarter as sequential revenue growth accelerates.  We continue to target attaining positive adjusted EBITDA by mid-2019.

•	We continue to believe our balance sheet is sufficient to support our growth plan for 2018 and beyond.

•	Our guidance does not assume the financial impact that would result from exercising our option to purchase Golden Ridge Rice Mills.

Conference Call Information

RiceBran Technologies will host a conference call today, Thursday, August 2, at 4:30 p.m. Eastern Time to discuss these results.  The conference call information is as follows:

•	Direct Dial-in number for US/Canada: (412) 317-6026

•	Toll Free Dial-in number for US/Canada: (877) 300-8521

•	Dial-In number for international callers: (412) 317-6026

•	Participants will ask for the RiceBran Technologies Q1 2018 Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=130781.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=130781.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company servicing the food, animal nutrition and specialty ingredient products markets. We utilize our proprietary and patented intellectual property to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious and clean label ingredient products. The global target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in the Company's filings with the SEC and by visiting our website

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding the sufficiency of its cash position to pursue its plans in 2018, the supply agreement with Golden Ridge Rice Mills, the potential exercise of the option to purchase of Golden Ridge’s milling operations and any resulting benefits to RBT of acquiring Golden Ridge if the option is exercised, the rice production volumes in California, Louisiana and Arkansas, the price of rice bran, the rice milling volumes in the Delta region and the impact of these volumes on its financial performance, and its business plans, future growth, revenue and adjusted EBITDA.  These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that RBT does not exercise its option to acquire Golden Ridge Rice Mills or receive the resulting benefit from this acquisition if the option is exercised.  RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Richard Galterio
(732) 410-9810
rich@ascendantpartnersllc.com

RiceBran Technologies
Condensed Consolidated Statements of Operations
Three and Six Months Ended June 30, 2018 and 2017
(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	2018	2017	2018	2017

Revenues, net	$3,198	$3,146	$6,750	$6,761
Cost of goods sold	2,535	2,348	5,133	4,776
Gross profit	663	798	1,617	1,985
Selling, general and administrative expenses	2,830	2,667	5,683	4,933
Loss from continuing operations before other income (expense)	(2,167)	(1,869)	(4,066)	(2,948)
Other income (expense):
Interest expense	(2)	(475)	(3)	(1,530)
Change in fair value of derivative warrant liabilities	-	22	-	1,121
Loss on extinguishment of debt	-	-	-	(1,680)
Other income	9	33	9	37
Other expense	-	-	(13)	(100)
Total other income (expense)	7	(420)	(7)	(2,152)
Loss from continuing operations before income taxes	(2,160)	(2,289)	(4,073)	(5,100)
Income tax benefit	-	515	-	912
Loss from continuing operations	(2,160)	(1,774)	(4,073)	(4,188)
Income from discontinued operations, net of tax	-	304	-	117
Net loss	(2,160)	(1,470)	(4,073)	(4,071)
Less - Net loss attributable to noncontrolling interest in discontinued operations	-	(248)	-	(567)
Net loss attributable to RiceBran Technologies shareholders	(2,160)	(1,222)	(4,073)	(3,504)
Less - Dividends on preferred stock, beneficial conversion feature	-	-	-	778
Net loss attributable to RiceBran Technologies common shareholders	$(2,160)	$(1,222)	$(4,073)	$(4,282)

Basic earnings (loss) per common share:
Continuing operations	$(0.11)	$(0.18)	$(0.22)	$(0.51)
Discontinued operations	-	0.06	-	0.07
Basic loss per common share - RiceBran Technologies	$(0.11)	$(0.12)	$(0.22)	$(0.44)

Diluted earnings (loss) per common share:
Continuing operations	$(0.11)	$(0.18)	$(0.22)	$(0.51)
Discontinued operations	-	0.06	-	0.07
Diluted loss per common share - RiceBran Technologies	$(0.11)	$(0.12)	$(0.22)	$(0.44)

Weighted average number of shares outstanding:
Basic	20,366,451	9,794,405	18,731,925	9,726,268
Diluted	20,366,451	9,794,405	18,731,925	9,726,268

RiceBran Technologies
Condensed Consolidated Balance Sheets
June 30, 2018 and December 31, 2017
(Unaudited) (in thousands, except share amounts)

	June 30 2018	December 31 2017
ASSETS
Current assets:
Cash and cash equivalents	$7,660	$6,203
Restricted cash	225	775
Accounts receivable, net of allowance of $16 at June 30, 2018	1,409	1,273
Inventories - Finished goods	402	564
Inventories - Packaging	84	114
Deposits and other current assets	546	519
Total current assets	10,326	9,448
Property and equipment, net	9,097	7,850
Other long-term assets, net	32	63
Total assets	$19,455	$17,361

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$785	$765
Accrued salary, wages and benefits	693	773
Accrued expenses	849	741
Unearned revenue	22	75
Escrow liability	258	258
Current maturities of long-term debt	4	4
Total current liabilities	2,611	2,616
Long-term debt, less current portion	10	12
Total liabilities	2,621	2,628

Commitments and contingencies

Shareholders' Equity:
Equity attributable to RiceBran Technologies shareholders:
Preferred stock, 20,000,000 shares authorized:
Series G, convertible, 3,000 shares authorized, 630 shares issued and outstanding	313	313
Common stock, no par value, 50,000,000 shares authorized, 24,254,013 and 18,046,731 shares issued and outstanding	285,722	279,548
Accumulated deficit	(269,201)	(265,128)
Total shareholders' equity attributable to RiceBran Technologies shareholders	16,834	14,733
Total liabilities and shareholders' equity	$19,455	$17,361

USE OF NON-GAAP FINANCIAL INFORMATION

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long term cash requirement and liquidity needs. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA). Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements.

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the three months and six months ended June 30, 2018 and 2017.  We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (non-GAAP).  Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.  Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net income that are excluded from actual net income in the table below.

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the three months ended June 30 (in thousands)

	2018	2017
Net income (loss)	$(2,160)	$(2,289)
Interest expense	2	475
Depreciation & amortization	172	181
Unadjusted EBITDA	$(1,986)	$(1,633)
Add Back Other Items:
Change in fair value of derivative liabilities	-	(22)
Other income/expense	(9)	(33)
Share-based compensation	171	361
Corporate relocation associated expenses	-	30
Other	-	7
Adjusted EBITDA	$(1,824)	$(1,290)

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the six months ended June 30 (in thousands)

	2018	2017
Net income (loss)	$(4,073)	$(5,100)
Interest expense	3	1,530
Depreciation & amortization	371	414
Unadjusted EBITDA	$(3,699)	$(3,156)
Add Back Other Items:
Change in fair value of derivative liabilities	-	(1,121)
Loss on extinguishment of debt	-	1,680
Other income/expense	7	63
Share-based compensation	431	654
Corporate relocation associated expenses	-	75
Other	-	7
Adjusted EBITDA	$(3,261)	$(1,798)